EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
SigmaTron International, Inc.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-20147 and 333-52044) of SigmaTron International, Inc. of our report dated July 10, 2009 relating to the consolidated financial statements which appear in this Form 10K.
/s/ BDO Seidman, LLP
Chicago, Illinois
July 17, 2009